Pricing Supplement No. 12 dated January 21, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,250,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	January 26, 2004	Closing Date: January 26, 2004		CUSIP Number:	78442F BR8

Maturity Date:	January 25, 2007	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

	☐	CD Rate	Index Maturity: Three Months.

	☐	Commercial Paper Rate

	☐	CMT Rate	Spread: Plus 12 basis points (0.12%).

	☐	Federal Funds Rate

	☒	LIBOR Telerate	Initial Interest Rate: TBD.

	☐	LIBOR Reuters

	☐	Prime Rate	Interest Rate Reset Period: Quarterly.

	☐	91-Day Treasury Bill Rate

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 26, 2004.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 26, 2004.

ABN AMRO Incorporated BNP PARIBAS Deutsche Bank Securities JPMorgan UBS Investment Bank	Banc of America Securities LLC Citigroup Goldman, Sachs & Co. Lehman Brothers	Banc One Capital Markets, Inc. Credit Suisse First Boston HSBC Morgan Stanley Wachovia Securities

January 21, 2004

MTN 0057

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date.	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	ABN AMRO Incorporated	$475,000,000.00
	UBS Securities LLC	150,000,000.00
	J.P. Morgan Securities Inc.	125,000,000.00
	Wachovia Capital Markets, LLC	100,000,000.00
	Citigroup Global Markets Inc.	86,000,000.00
	Deutsche Bank Securities Inc.	80,000,000.00
	Credit Suisse First Boston LLC	69,000,000.00
	Morgan Stanley & Co. Incorporated	40,000,000.00
	Lehman Brothers Inc.	30,000,000.00
	Banc of America Securities LLC	25,000,000.00
	Banc One Capital Markets, Inc.	25,000,000.00
	Goldman, Sachs & Co.	20,000,000.00
	HSBC Securities (USA) Inc.	15,000,000.00
	BNP Paribas Securities Corp.	10,000,000.00

	Total	$1,250,000,000.00
Issue Price:	100%.
Agents' Commission:	0.060%.
Net Proceeds:	$1,249,250,000.00.
Concession:	0.0%
Reallowance:	0.0%
CUSIP Number:	78442F BR8.
ISIN Number:	US78442F BR82.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0057